Exhibit (h)(2)(xxii)

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of the 30th day of September, 2010, by and between Natixis Asset Management Advisors, L.P., a Delaware limited partnership (“Natixis Advisors”), and Loomis Sayles Multi-Asset Real Return Cayman Fund Ltd., a Cayman Islands exempted company (the “Company”).

WITNESSETH:

WHEREAS, the Company is a wholly-owned subsidiary of Loomis Sayles Multi-Asset Real Return Fund (the “Fund”), a series of Natixis Funds Trust II, a Massachusetts business trust (the “Trust”);

WHEREAS, the purpose of the Company is to facilitate the implementation of the Fund’s investment strategies, in particular with respect to investments in commodity futures and other commodity-related derivative instruments; and

WHEREAS, the Company desires to employ Natixis Advisors to provide certain administrative services to the Company in the manner and on the terms set forth in this Agreement and the Administrator wishes to perform such services.

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties hereby agree as follows:

1. Appointment and Acceptance. The Company hereby employs Natixis Advisors to act as Administrator of the Company on the terms set forth in this agreement. Natixis Advisors hereby accepts such employment and agrees to furnish the services and to assume the obligations herein set forth for the compensation herein provided.

2. Services Provided by Natixis Advisors.

(a)	Natixis Advisors shall perform or arrange for the performance of the various administrative and clerical services including but not limited to the services listed in Schedule A hereto. The administrative services provided hereunder shall be subject to the control, supervision and direction of the Company and the review and comment by the Company’s auditors and legal counsel and shall be performed in accordance with procedures, which may be established from time to time between the Company and Natixis Advisors. Natixis Advisors shall provide the office space, facilities, equipment and the personnel required by it to perform the services contemplated herein.

(b)	In providing any or all of the services listed in Schedule A hereto, and in satisfaction of its obligations to provide such services, Natixis Advisors may, at its expense, enter into agreements with one or more other third parties to provide such services to the Company; provided, however, that Natixis Advisors shall be as fully responsible to the Company for the acts and omissions of any such third party service providers as it would be for its own acts or omissions hereunder.

3. Compensation and Expenses.

(a)	For the services provided hereunder, the Company shall pay Natixis Advisors a monthly fee (accrued daily) calculated at the annual rate of 0.05% of the Company’s average daily net assets.

(b)	In addition, the Company shall reimburse Natixis Advisors for its reasonable out-of-pocket expenses as well as any other advances incurred by Natixis Advisors with the consent of the Company with respect to its provision of services hereunder.

(c)	For any period less than a full calendar month, any fees payable to Natixis Advisors for such period shall be pro-rated for such lesser period. All of the foregoing fees and expenses will be billed monthly in arrears by Natixis Advisors. The Company shall pay such fees and reimburse such expenses promptly upon receipt of an invoice therefor and, in no event, later than five (5) business days after receipt of the invoice.

(d)	The Company agrees promptly to reimburse Natixis Advisors for any equipment and supplies specially ordered by or for the Company through Natixis Advisors at the request or with the consent of the Company, and for any other expenses not contemplated by this Agreement that Natixis Advisors may incur on behalf of, at the request of, or with the consent of the Company.

(e)	The Company will bear all expenses that are incurred in its operation and not specifically assumed by Natixis Advisors. Expenses to be borne by the Company, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel; cost of any services contracted for by the Company directly from parties other than Natixis Advisors; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees; costs incidental to meetings of the Board of Directors, including fees and expenses of Board members; the salary and expenses of any non-affiliated officer or director/trustee or any employee of the Company; all costs and expenses related to the Company’s organization and operation in the Cayman Islands; fidelity bond and directors’ and officers’ liability insurance; and cost of independent pricing services used in computing the Company’s net asset value.

4. Limitation of Liability; Indemnification.

(a)

Natixis Advisors shall not be liable to the Company for any error of judgment or mistake of law or for any loss arising out of any act or omission by Natixis Advisors, or any persons engaged pursuant to Section 2(b) hereof, including officers, agents, and employees of Natixis Advisors and its affiliates, in the performance of its duties hereunder; provided, however, that nothing contained herein shall be construed to protect

Natixis Advisors against any liability to the Company or the Fund, or the shareholders of the Company or the Fund, to which Natixis Advisors shall otherwise be subject by reason of its willful misfeasance, bad faith, or negligence in the performance of its duties or the reckless disregard of its obligations and duties hereunder.

(b)	Natixis Advisors will indemnify and hold harmless the Company, the Fund and their respective officers, employees, and agents and any persons who control the Company and the Fund, respectively (collectively, the “Indemnified Parties”), from any losses, claims, damages, liabilities, or actions in respect thereof to which the Indemnified Parties may become subject, including amounts paid in settlement with the prior written consent of Natixis Advisors, insofar as such losses, claims, damages, liabilities, or actions in respect thereof arise out of or result from the failure of Natixis Advisors to comply with the terms of this Agreement.

Natixis Advisors will reimburse the Company and the Fund for reasonable legal or other expenses reasonably incurred by the Company and the Fund in connection with investigating or defending against any such loss, claim, damage, liability, or action. Natixis Advisors shall not be liable to the Company or the Fund for any action taken or omitted by the Company or the Fund in bad faith or with willful misfeasance or negligence or with reckless disregard by the Company or the Fund of their respective obligations and duties hereunder. The indemnities herein shall, upon the same terms and conditions, extend to and inure to the benefit of each of the officers of the Company and the Fund, and any person controlling the Company and the Fund, respectively.

(c)	The obligations set forth in this Section 4 shall survive the termination of this Agreement.

5. Activities of Natixis Advisors Not Exclusive; Dual Interests.

(a)	The services of Natixis Advisors under this Agreement are not to be deemed exclusive, and Natixis Advisors and any person controlled by or under common control with Natixis Advisors shall be free to render similar services to others.

(b)	It is understood that any of the officers, employees, and agents of the Company, the Fund, the Trust or any investment adviser of the Company, may be a shareholder, director, officer, employee, or agent of, or be otherwise interested in, Natixis Advisors, any affiliated person of Natixis Advisors, any organization in which Natixis Advisors may have an interest, or any organization that may have an interest in Natixis Advisors. Except as otherwise provided by specific provisions of applicable law, the existence of any such dual interest shall not affect the validity of this Agreement or any of the transactions hereunder.

6. Representations and Warranties.

(a)	The Company represents and warrants to Natixis Advisors that this Agreement has been duly authorized by the Company, when executed and delivered, will constitute a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)	Natixis Advisors represents and warrants to the Company that this Agreement has been duly authorized by Natixis Advisors and, when executed and delivered by Natixis Advisors, will constitute a legal, valid, and binding obligation of Natixis Advisors, enforceable against Natixis Advisors in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

7. Duration and Termination of this Agreement.

(a)	This Agreement shall become effective as of the date first above written and, unless otherwise terminated, shall continue indefinitely; provided, however, that this Agreement may be terminated at any time without the payment of any penalty by either party on not less than sixty (60) days’ written notice to the other party. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated immediately and without prior notice by Natixis Advisors upon the termination of the Company’s Advisory Agreement.

(b)	Natixis Advisors hereby agrees that any books and records created hereunder with respect to the Company are the property of the Company and shall be readily accessible to the Company and its officers and agents during normal business hours, provided that the parties acknowledge that any such books and records shall be maintained outside the United States. Natixis Advisors further agrees that, upon the termination of this Agreement or otherwise upon request, Natixis Advisors will surrender promptly to the Company copies of all such books and records.

8. Amendments and Waivers. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Directors of the Company, and such amendment is set forth in a written instrument executed by each of the parties hereto. At any time, any of the provisions hereof may be waived by the written mutual consent of the parties hereto.

9. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notices shall be sent to the addresses set forth below or to such other address as either party may designate by written notice to the other.

If to Natixis Advisors:

Natixis Asset Management Advisors, L.P.

399 Boylston Street

Boston, MA 02116

Attention: President

With a copy to: General Counsel

If to the Company:

Loomis Sayles Multi-Asset Real Return Cayman Fund Ltd.

Walkers

Walker House

87 Mary Street

George Town, Grand Cayman KY1-9001

Cayman Islands

Notice shall also be deemed sufficient if given electronically or by telex, telecopier, telegram, or other similar means of same day delivery (with a confirming copy by mail as provided herein).

10. Additional Provisions

(a)	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior arrangements, agreements, or understandings.

(b)	Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(c)	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts as then in effect.

(d)	Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, and, if so executed, the separate instruments shall constitute one agreement.

(e)	Headings. Headings used in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

NATIXIS ASSET MANAGEMENT ADVISORS, L.P.
By Natixis Distribution Corporation, its general partner

By:	/s/ Coleen Downs Dinneen
Name: Coleen Downs Dinneen
Title:

LOOMIS SAYLES MULTI-ASSET REAL RETURN CAYMAN FUND LTD.

By:	/s/ Ronan Guilfoyle
Name: Ronan Guilfoyle
Title: Director

Schedule A

Description of Services Provided

Dated: September 30, 2010

Natixis Advisors shall perform or arrange for the performance of the following administration and clerical service:

Corporate Secretarial Services

1.	draft general corporate calendar, coordinate tracking of legal and regulatory compliance through annual cycles;

2.	draft contracts, assisting in negotiation and planning, as appropriate, for example advisory, custodian agreements, and various other agreements and amendments;

3.	obtain and monitor directors’ and officers’ errors and omissions policies, if applicable;

Legal Consulting and Planning Services

4.	provide general legal advice on matters relating to portfolio management, Company operations, and any potential changes in the Company’s investment policies, operations, or structure;

5.	communicate significant emerging regulatory and legislative developments to Loomis, Sayles & Company, L.P. (the “Advisor”) and the Company and provide related planning assistance;

6.	develop or assist in developing guidelines and procedures to improve overall compliance by the Company;

7.	provide advice with regard to litigation matters, routine examinations and investigations by regulatory agencies;

8.	maintain effective communications with Company counsel;

9.	create and implement timing and responsibility system for outside legal counsel when necessary to implement major projects and the legal management of such projects;

10.	monitor activities and billing practices of counsel performing services for the Company or in connection with related activities of the Company;

11.	provide consultation and advice for resolving compliance questions along with the Advisor, its counsel, the Company and Company counsel;

12.	provide active involvement with regulatory examinations;

Treasury Financial Services

13.	generate portfolio schedules utilizing the Company’s custodian system;

14.	create financial statements and financial highlight tables;

15.	establish and maintain internal controls over financial reporting;

16.	maintain and update the notes to the financials;

17.	coordinate with external auditors for annual audit;

18.	review financial statements for completeness, accuracy and appropriate disclosures;

19.	determine and monitor expense accruals for the Company;

20.	review Company expense waivers and deferrals;

21.	oversee and review custodial bank and sub-administrative services, including services of the transfer agent and registrar and including maintenance of books and records;

22.	provide service bureaus with statistical information of the Company;

23.	oversee the determination of the Company’s net asset values;

24.	review the calculation, and arrange for the payment of the Company’s expenses;

25.	oversee and review the calculation of fees paid to the Company’s service providers, including, as applicable, the Company’s investment adviser and custodian;

26.	authorize expenses;

Treasury Regulatory Services

27.	coordinate pre-approval of audit related services;

28.	review pricing errors;

29.	review fair value pricing;

30.	review stale pricing;

31.	review collateral segregation;

32.	provide weekly summaries of pricing overrides to management;

33.	provide a review of expense caps and management fee waivers to management;

34.	review short sales;

35.	review derivatives positions;

36.	review brokerage commissions;

37.	review dividends and capital gain distributions;

38.	coordinate declaration of distributions;

Treasury Tax Services

39.	calculate distribution of capital gains and income requirements;

40.	provide estimates of capital gains;

Treasury Compliance Services

41.	perform oversight review to ensure investment manager compliance with investment policies and limitations;

42.	obtain and review investment manager certification on adhering to all investment policies, restrictions and guidelines;

43.	periodically review designated collateral on all derivative and delayed delivery positions;